Exhibit 3.20

EXECUTION COPY

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

SECURITY NETWORKS LLC

Dated: November 5, 2010

This Fifth Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of Security Networks LLC, a Florida limited liability company (the “Company”), is adopted and entered into by OHCP Security Networks Holdings LLC, as sole member (the “Sole Member”) pursuant to and in accordance with the Florida Limited Liability Company Act (as amended from time to time, the “Act”), and the terms of this Agreement.

WHEREAS, the Company was formed under the laws of the State of Florida by the filing of articles of organization with the Department of State of the State of Florida on March 10, 2000;

WHEREAS, on April 28, 2006, GMH and Perry Companies entered into a Third Amended and Restated Limited Liability Company Agreement with respect to the Company;

WHEREAS, on April 11, 2007, GMH and Perry Companies, entered into a Fourth Amended and Restated Limited Liability Company Agreement (as joined to by Glen Guastini, the “Fourth Amended and Restated Agreement”) with respect to the Company; and

WHEREAS the Sole Member wishes to amend and restate the Fourth Amended and Restated Agreement in its entirety for the purposes and on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sole Member agrees to amend and restate the Fourth Amended and Restated Agreement as follows:

1.                                      Name. The name of the Company is Security Networks LLC.

2.                                      Purpose. The purpose of the Company is (a) to engage in any lawful act or activity for which limited liability companies may be organized under the Act as determined by the Sole Member and an y additional members (such members, along with the Sole Member, the “Members”) and (b) to engage in any and all activities necessary or incidental to the foregoing as determined by the Members. The Company shall have the authority to take all actions necessary or convenient to accomplish its purpose and operate its business as described in this Section 2.

3.                                      Registered Address. The registered address of the Company in the State of Florida is Security Networks LLC, 3223 Commerce Place, Suite 101, West Palm Beach, FL 33407. At any time, the Company may designate another registered address.

4.                                      Principal Office. The Company shall have a single principal office which shall at all times be located within the United States. The principal office shall be located at such place as shall be designated by the Members of the Company, which may thereafter be changed from time to time.

5.                                      Term.  The Company’s term shall be perpetual and shall continue in existence until dissolved in accordance with the Act and this Agreement.

6.                                      Members. The Company presently has one member. The name and the mailing address of the Sole Member is as follows:

OHCP Security Networks Holdings LLC
201 Main Street, Suite 3100
Fort Worth, TX 76102

7.                                      Management.

(a)                                 Sole Member Management. Except as otherwise expressly provided for in this Agreement, management of the Company shall be vested in the Sole Member in accordance with Section 608.422 of the Act. The Sole Member shall have the sole and exclusive responsibility and authority for the management, conduct and operation of the Company’s business in all respects and in all matters, except to the extent that the Sole Member agrees to delegate any such responsibility or authority to any manager, officer, employee or agent of the Company.

(b)                                 Officers. The Sole Member may appoint officers to run the day-to-day operations of the Company. The officers may be a Chief Executive Officer, a President, a Treasurer, a Vice President, a Secretary or other such officer, as the Sole Member may elect from time to time. Officers so appointed shall hold office until their successors shall have been duly appointed and shall have qualified, or until their death, or until they shall have resigned, or have been removed.

8.                                      Authority of Members to Bind the Company. Only the Sole Member and any manager, officer, employee or agent of the Company authorized by the Sole Member shall have the authority to bind the Company.

9.                                      Capital Contributions. The Members shall contribute capital to the Company from time to time as the Sole Member shall require with such capital contribution being made by the Members pro rata in accordance with their membership interests.

10.                               Allocation of Profits and Losses. All income, gains and losses will be allocated to the capital accounts of each of the Members in accordance with their membership interests.

11.                               Distributions. The Members will receive distributions if, upon winding up of the Company, the assets or proceeds available exceed the amount required for the payment and discharge of all of the Company’s debts and liabilities. Other than as stated above, distributions to the Members shall be in the discretion of the Sole Member. The Sole Member may, in its discretion, make distributions to a Member which may include a return of all or any part of the Member’s contribution. The Members have no right to demand or receive property other than cash from the Company in return for their capital contributions.

12.                               Bank Accounts.  Funds of the Company shall be deposited in a Company account or accounts in the bank or banks as selected by the Company. Withdrawals from these bank accounts shall only be made by (a) the Sole Member or (b) such other parties as may be approved by the Sole Member.

13.                               Amendments. Amendments to this Agreement may be made only with the consent of the Sole Member or, if at such time there shall be additional Members, all the Members.

14.                               Assignments of Interest of a Member. A Member may assign in whole or part such Member’s membership interest in the Company only with the consent of the Sole Member.

15.                               Withdrawal or Resignation. A Member may withdraw from the Company in accordance with the Act.

16.                               Admission of Additional Members. One or more additional Members of the Company may be admitted to the Company with the consent of the Sole Member or, if at such time there shall be additional Members, all of the Members.

17.                               Liability of Members.

(a)                                 The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

(b)                                 The Sole Member exercising management powers or responsibilities for or on behalf of the Company shall not have personal liability to the Company or its members for damages for any breach of duty in such capacity, provided that nothing in this Section 17(b) shall eliminate or limit the liability of the Sole Member if a judgment or other final adjudication adverse to the Sole Member establishes that the Sole Member’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that the Sole Member personally gained through such act or omission a financial profit or other advantage to which the Sole Member was not legally entitled, or that with respect to a distribution to the Members under Section 608.426 of the Act the Sole Member’s acts were not performed in accordance with Section 608.4231(8) of the Act.

18.                               Indemnification.  To the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend each of the Members and officers, employees and agents, if any, of the Company (collectively, the “Indemnitees”), against any losses, claims, damages or liabilities, including, without limitation, legal and other expenses incurred in investigating or defending against any such loss, claim, damages or liabilities, and any amounts expended in settlement of any claim (collectively, “Liabilities”), to which any Indemnitee may become subject by reason of any act or omission (even if negligent or grossly negligent) performed or omitted to be performed on behalf of the Company or by reason of the fact that such Indemnitee is or was a Member, or officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, trustee, manager, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, provided, however, that no indemnification may be made to or on behalf of any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes (a) that his or her acts or omissions were committed in bad faith or involved intentional misconduct or a knowing violation of law or (b) that he or she personally gained through such an act or omission a financial profit or other advantage to which he or she was not legally entitled. The provisions of this Section shall continue to afford protection to each Indemnitee regardless of whether such Indemnitee remains a Member, officer, employee, or agent of the Company. Any indemnity under this Section 18 or otherwise shall be paid out of and to the extent of the Company’s assets only.

19.                               Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the consent of the Sole Member or, if any additional members shall have been added, all Members; or (b) the entry of a decree of judicial dissolution under Section 608.4493 of the Act. In the absence of either of the foregoing, the Company shall be dissolved and its affairs wound up upon the bankruptcy or dissolution of the Sole Member or, if any additional members shall have been added, all of the Members or as otherwise specifically required by the Act.

20.                               Liquidation. Upon a dissolution pursuant to Section 19, the Company’s business and assets shall be liquidated in an orderly manner. The Sole Member (or, if at such time there shall be additional Members, all the Members) shall designate a person to be the liquidator to wind up the affairs of the Company. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidator shall determine, provided that any distribution to one or more Members shall be made in accordance with Section 11.

21.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State, without regard to the principles of conflicts of laws of such State.

22.                               Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

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IN WITNESS WHEREOF, the Sole Member, intending to be legally bound hereby, has duly executed this Agreement as the date first written above.

SOLE MEMBER:

OHCP Security Networks Holdings LLC

By:	/s/ Kevin G. Levy
Name:	Kevin G. Levy
Title:	Vice President